UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 7, 2012

SUPERIOR ENERGY SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34037	75-2379388
(State or other jurisdiction)	(Commission File Number)	(IRS Employer Identification No.)

11000 Equity Dr., Suite 300 Houston, TX	77041
(Address of principal executive offices)	(Zip Code)

(281) 999-0047

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)	Approval of 2012 Annual Incentive Compensation Targets

On March 7, 2012, the Compensation Committee of the Board of Directors of Superior Energy Services, Inc. (the “Company”) approved the incentive compensation targets for its 2012 incentive bonus program. The parameters of the program provide for minimum, target and maximum cash bonus award levels, as a percentage of salary, based upon the achievement of 85%, 100% and 115% of a pre-tax income target.

Depending on the Company’s financial performance relative to the targets, the bonus payout levels, which vary depending on the executive’s position, stated as a percentage of the officer’s annual salary, are as follows:

Position	Minimum	Target	Maximum
	(85% of Target)		(115% of Target)
CEO	60%	120%	240%
CFO	40%	80%	160%
Sr. EVPs	35%—37.2%	70%—75%	140%—150%
EVPs	30%—32.5%	60%—65%	120%—130%

If the financial performance occurs at a level in between these factors, a sliding scale is used to determine the appropriate payout factor. Assuming a particular officer qualifies for a bonus payout, the payout can either be reduced by a maximum of 15% based on safety performance.

All executive bonuses are approved by the Compensation Committee prior to payout. The Compensation Committee retains the discretion to adjust any bonus amounts determined under the formulas described above in order to ensure that they are appropriate in light of the particular officer’s performance and the Company’s overall performance, including discretionary adjustments based on non-financial performance related metrics.

Item 5.03 Amendments to the Articles of Incorporation or Bylaws; Change in Fiscal Year.

On March 7, 2012, the Company’s Board of Directors approved an amendment to the Company’s Amended and Restated Bylaws (the “Bylaws”) to remove Section 7.8, in its entirety, from the Bylaws. Section 7.8 provided that, unless the Board of Directors consented to the election of an alternative forum, the Court of Chancery of the State of Delaware would be the exclusive forum for certain actions involving the Company or its directors, officers, employees or agents. A copy of the Amended and Restated Bylaws is attached as Exhibit 3.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

3.1	Amended and Restated Bylaws of Superior Energy Services, Inc. dated March 7, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUPERIOR ENERGY SERVICES, INC.

By:	/s/ Robert S. Taylor
Robert S. Taylor
Chief Financial Officer

Dated: March 12, 2012